Exhibit 107

Calculation of Filing Fee Tables

S-3
(Form Type)

Precigen, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Equity	Preferred Stock	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Warrants	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Rights	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Stock Purchase Contracts	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Other	Units	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$300,000,000	0.00014760	$44,280
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$300,000,000		$44,280
	Total Fees Previously Paid							—
	Total Fee Offsets							$36,911.87
	Net Fee Due							$7,368.13

(1)	An unspecified number of securities of each identified class is being registered as may from time to time be issued at unspecified prices, including securities that may be issued upon exercise, conversion or exchange. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The aggregate maximum offering price of all securities offered pursuant to this registration statement will not exceed $300,000,000.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Precigen, Inc.	S-3	333-239366		06/22/2020	$36,911.87	Unallocated (Universal) Shelf	(2)	(2)	$284,375,000.50
Fee Offset Sources	Precigen, Inc.	S-3	333-239366	06/22/2020							$64,900

(2)	On June 22, 2020, the registrant initially filed a Registration Statement on Form S-3 (File No. 333-239366) (the “Prior Registration Statement”), which registered an aggregate amount of $500,000,000 of common stock, preferred stock, debt securities, warrants, rights, stock purchase contracts and units to be offered by the registrant from time to time. Approximately $215.63 million of securities were sold pursuant to the Prior Registration Statement, and the Prior Registration Statement has expired and all offerings thereunder have been completed or terminated. As a result, the registrant has $36,911.87 in unused filing fees associated with the Prior Registration Statement. In accordance with Rule 457(p) under the Securities Act, the registrant is using the unused filing fees to offset the filing fee payable in connection with this filing.